                                                                  EXHIBIT (b)(1)

                         [LETTERHEAD OF CREDIT SUISSE]

                                                         October 31, 1996


J.C. Penney Company, Inc.
6501 Legacy Drive
Plano, TX 75024-3698

Attn:  Mr. Donald A. McKay
       Senior Vice President and
       Chief Financial Officer


Ladies & Gentlemen:

    You have advised Credit Suisse ("CS") that Acquiror ("Acquiror" or the "Company") intends, either directly or through a newly formed wholly-owned subsidiary ("Acquisition Co."), to acquire a company previously identified to us ("Sunshine") pursuant to a tender offer for up to 50.1% of the common stock of Sunshine ("Tender Offer") followed by a merger in which Acquisition Co. will merge into Sunshine and the Company will acquire the remaining shares of common stock of Sunshine in exchange for common stock of the Company (the "Merger"; collectively the "Acquisition"). Upon completion of the Acquisition, Sunshine will be a wholly-owned subsidiary of the Company. We understand that the Company and its wholly-owned subsidiary, Acquiror Funding Corporation ("Funding"), will require up to S3,000.000.000 of senior bank debt facilities to be used to finance the Acquisition, to refinance certain existing indebtedness of Sunshine (the "Refinacing"), to puruchase in the open market up to 15 million shares of the common stock of the Company (which we understand you expect to do concurrently with the Acquisition) (the "Stock Repurchase") and to pay related fees and expenses and for general corporate purposes. The Acquisition, the Refinancing and the Stock Repurchase are referred to herein as the "Transaction."

    CS understands that the sources of funds required to consummate the Transaction, to pay the related fees and expenses in connection therewith and to provide for the ongoing working capital needs of the Company and its subsidiaries (including Sunshine after the Merger) will be provided solely from
(i) the issuance by the Company to the existing shareholders of Sunshine of shares of the Company's common stock and (ii) the incurrence by the Company and/or Funding of the senior bank financing described below (the "Senior Bank Financing"); provided that the aggregate amount of Senior Bank Financing used to finance the Acquisition will not exceed an amount to be agreed upon.

  CS further understands that the Senior Bank Financing will be comprised of (i) a 364-day Revolving Credit Facility of up to $l,500,000,000 (the "364-day Facility") and (ii) a five-year Revolving Credit Facility of up to $1,500,000,000 (the "5-year Facility). A summary of certain of the terms and conditions of the Senior Bank Financing are set forth in the attached Summary of Terms and Conditions (the "Term Sheet").

    CS is pleased to advise you of its commitment to provide, subject to the terms and conditions contained in this letter and in the Term Sheet, up to $2,500,000,000 of the Senior Bank Financing, on a pro rata basis between the 364-day Facility and the 5-year Facility and that it is willing to act as advisor and arranger (the "Arranger") for the Senior Bank Financing.

    Please note that the terms and conditions of CS's commitment and undertaking are not limited to those set forth herein or in the Term Sheet. Those matters that are not covered or made clear herein or in the Term Sheet are subject to mutual agreement of the parties. The terms and conditions of CS's commitment and undertaking may be modified only in writing signed by CS. In addition, CS's commitment and undertaking is subject to: (a) the prepartaion, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined herein and in the Term Sheet; (b) there not occurring or becoming known to us any material adverse change in the business, assets, operations, or financial condition of the Company, Funding or the Company and its subsidiaries, taken as a whole, since January 27, 1996 except as disclosed in the Company's quarterly reports on Form 10-Q for the first two quarters of fiscal 1997 or Sunshine and its subsidiaries, taken as a whole, since February 3, 1996 except as disclosed in Sunshine's quarterly reports on Form 10-Q for the first two quarters of Fiscal 1997; (c) since the date of this letter, there not occurring any material change in or material disruption of financing, bank syndication or capital market conditions that in the good faith opinion of the Arranger could materially and adversely affect the syndication of the Senior Bank Financing;
(d) our not becoming aware after the date hereof of any information or other matter relating to Acquiror and/or Sunshine which is inconsistent in a material and adverse manner with any information or other matter disclosed by the Company to us prior to the date hereof, and (e) the absence, prior to and during the syndication of the Senior Bank Financing, of any competing offering, placement or arrangement of any debt securities or bank credit facilities for the Company, Sunshine or any of their respective subsidiaries, it being understood that the renewal of the Company's existing bank facilities aggregating $3,000,000,000 be excluded for the purposes of this clause.

    CS's commitment and undertaking set forth in this letter will terminate on January 29,l997 unless definitive documentation with respect to the Senior Bank Financing satisfactory to CS and its counsel shall have been executed and delivered by the Company and the Lenders on or before such date and the Tender Offer (or the Merger, if there is no Tender Offer) closes on or before such date or such other date as shall be mutually agreed.

    In connection with the Senior Bank Financing, CS shall act as Administraive Agent. CS intends to syndicate the Senior Bank Financing (including, in its discretion, all or part of CS's commitment hereunder) to a group of financial institutions (together with CS, the "Lenders"). All aspects of the syndication, including decisions as to the selection of institutions to be approached, when their commitments will be accepted, the tiering and allocations of the commitments among the Lenders and the amount, timing and distribution of fees among the Lenders shall, in each case, be subject to mutual agreement of the Arranger and Acquiror.

    CS intends to commence syndication no later than the launch of the Tender Offer, and you agree actively to assist CS in completing a syndication satisfactory to it. The Company agrees to assist CS in the formation of the syndicate of Lenders both before and after the execution of the definitive credit documentation, which assistance shall include but not be limited to: (a) making senior management and representatives of the Company and Sunshine (if appropriate) and their respective subsidiaries reasonably available to participate in meetings with potential Lenders at such times and places as CS may reasonably request; (b) using all reasonable efforts to ensure that the syndication efforts benefit from the Company's existing bank relationships; and (c) providing CS with all information reasonably deemed necessary to complete the syndication successfully including, without limitation, the preparation of such offering materials as CS may reasonably require.

    CS has reviewed certain historical and projected pro forma financial statements of the Company and Sunshine prior to giving effect to the Transaction, and of the Company after giving effect to the Transaction. As you are aware, CS has not had the opportunity to complete its business, financial or accounting due diligence with respect to the Transaction, the Company, Sunshine or their respective subsidiaries or perform its legal due diligence analysis and review with respect to the foregoing. CS's willingness to provide or participate in the financing described in this letter is therefore also subject to the completion of such analysis and review (but, in the case of Sunshine such review will be limited to publicly available information and such other information with respect to Sunshine as has been made available to Acquiror) and its satisfaction with the results thereof. In the event that CS's continuing review of the Transaction, the Company, Sunshine or their respective subsidiaries discloses information relating to conditions or events not previously disclosed to CS or relating to new information or additional developments concerning conditions or events previously disclosed to CS which CS believes may have a material adverse effect on the Transaction, or on the condition (financial or otherwise), assets, properties, operations, prospects or business of the Company, Sunshine or their respective subsidiaries, CS may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing. No Lender shall be responsible or liable to you or to any other person or entity for any loss which may be alleged as a result of CS's or such other Lender's failure to provide the Senior Bank Financing.

    The Company hereby represents and covenants that (a) all information, other than Projections (as defined below), which has been or is hereafter made available to CS or the Lenders by the Company or any of your representatives in connection with the transactions contemplated hereby (the "Information") is and will be complete (at the time it is made available) and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (b) all financial projections concerning the Company and Sunshine that have been or are hereafter made available to CS or the Lenders by the Company in connection with the transactions contemplated hereby (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions provided however that the former representation and warranty is made only to the best of your knowledge in the case of Information relating to Sunshine and its subsidiaries, which knowledge is principally based upon public disclosure by Sunshine. The Company agrees to supplement the Information and the Projections from time to time until the closing date for the Transaction so that the representation and warranty in the preceding sentence is true and correct on the closing date. The Company acknowledges that in arranging and syndicating the Senior Bank Financing, CS will be using and relying on the Information and the Projections without independent verification thereof.

    In addition to the fees described in the Term Sheet, the Company agrees to pay the non-refundable fees set forth in the fee letter dated the date hereof with CS (the "Agreed Fees").

    The Company agrees to indemnify and hold harmless CS and each other Lender that may participate in the Senior Bank Financing and their respective affiliates and officers, directors, employees, agents and advisors (each an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation of a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Senior Bank Financing, whether or not such investigation, litigation or proceeding is brought by the Company, Sunshine, the Company's or Sunshine's shareholders or creditors or an Indemnified Party or an Indemnified Party is otherwise a party thereto and whether or not the Transaction or the Senior Bank Financing and the transactions contemplated hereby and thereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

   In further consideration of the commitment of CS and recognizing that in connection herewith CS is incurring substantial costs and expenses in connection with the Transaction and the Senior Bank Financing (as well in connection with the preparation and/or review of the documentation with respect thereto), including, without limitation, reasonable fees and expenses of counsel and due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, facsimile, telecommunications, duplication, audit, insurance, consultant, research, filing and recording fees, the Company agrees to pay, from time to time on request, such costs and expenses (whether incurred before or after the date hereof), regardless of whether the Transaction or the Senior Bank Financing is consummated or any loan documentation is entered into.

    The Company should be aware that CS or its respective affiliates may be providing financing or other services to parties whose interests may conflict with the Company's. However, be assured that , consistent with its long-standing policies to hold in confidence the affairs of its customers, CS and its affiliates will hold all information provided to CS by the Company that is not otherwise publicly available as confidential information in accordance with customary banking practice. The Company should be aware, however, that CS will furnish confidential information to potential Lenders that have agreed to treat such information confidentially.

    CS reserves the right to employ the services of its affiliates (including CS First Boston Corporation) in providing the services contemplated by this letter and to allocate, in whole or in part, to such affiliates certain fees payable to CS in such manner as CS and its affiliates may agree in their sole discretion. You acknowledge that CS may share with any of its affiliates, and such affiliates may share with CS, any information relating to the Company, Sunshine and their respective affiliates and subsidiaries (including, without limitation, any non-public information regarding the creditworthiness of such entities) or the Transaction subject to CS's customary treatment of customer confidential information.

     The Company agrees that this letter is for the Company's confidential use only and will not be disclosed by the Company to any person other than the Company's accountants, attorneys and other advisors, and then only in connection with the transaction and on a confidential basis, except that, following the Company's acceptance hereof, the Company may (i) make public disclosure of the existence and amount of CS's commitment, (ii) may file a copy of this letter in any public record in which it is required by law to be filed and
(iii) may make such other public disclosures of the terms and conditions hereof as the Company is required by law, in the opinion of the Company's counsel, to make; provided that the disclosure of the fee letter is subject to the restrictions set forth therein.

    In issuing this commitment and undertaking, as the case may be, CS is relying on the accuracy of the information furnished by the Company on the Company's behalf.

    This letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

    This letter shall be governed by, and construed in accordance with, the laws of the State of New York. Delivery of an executed counterpart of this letter by telecopier shall be effective as delivery of a manually executed counterpart of this letter. The Company hereby irrevocably waives all right to trial by jury of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter, the transactions contemplated hereby or the actions of CS in the negotiation, performance or enforcement hereof.

    Please evidence your acceptance of the provisions of this letter, the Term Sheet and the other matters referred to above by signing the enclosed copy of this letter, together with the related fee letter, and returning the same to the undersigned at or before 11:59 P.M. (New York City time) on November 1, 1996, the time at which CS's undertaking set forth above (if not so accepted prior thereto) will expire.


                                        Very truly yours,
                                        CREDIT SUISSE

                                        By /s/ Ann Lopez
                                          ---------------------------------
                                        Title: Member of Senior Management


                                        By /s/ Christopher Cunningham
                                          ---------------------------------
                                        Title: Member of Senior Management

ACCEPTED  this 31 day
              ----
of October, 1996
Acquirer

By /s/ Robert B. Cavanaugh
  ---------------------------------
Title: Vice President and Treasurer

             SUMMARY OF TERMS AND CONDITIONS FOR PROJECT SUNSHINE


Borrower:               Prior to the Merger, the Company, Acquisition Co. and/or
                        Funding. After the Merger, Acquiror, Funding and
                        Sunshine, jointly and severally.

Guarantor:              All borrowings of Funding, Acquisition Co. and/or
                        Sunshine will be guaranteed by Acquiror on terms consistent with Acquiror's and Funding's existing bank credit facility.

Amount:                 $1,500,000,000

Purpose: Borrowings by Acquiror will be used to provide funds for the Transaction and the balance for general corporate purposes. Borrowings by Funding will be lent to Acquiror or invested in certain permitted investments on terms consistent with Acquiror's and Funding's existing bank credit facility.


Arranger,
Administrative and
Auction Agent:          Credit Suisse ("CS")

CS's Initial
Commitment:             $1,250,000,000

Lenders:                Syndicate of lenders acceptable to the Borrower.

Facility Description:   A revolving credit facility with a final maturity of 364
                        days from the Closing Date.

Borrowing Options:      LIBOR, CD, Base Rate, and Money Market.

                        Base Rate means the higher of the Agent's publicly announced reference rate or the federal funds rate + 0.50% per annum.

Swing Line:             A portion of the 364-day Facility not in excess of
                        $25,000,000 shall be available for swing line loans (the
                        "Swing Line Loans" from CS (in such capacity, the "Swing
                         ----------------                                  -----
                        Line Lender") on same-day notice. Each other Lender
                        -----------
                        under the 364-day Facility shall agree to take, under
                        certain circumstances, an irrevocable and unconditional
                        pro rata participation in each Swing Line Loan. All
                        --- ----
                        Swing Line Loans will be Base Rate Loans.

Money Market Option
Description:            The Borrower may request the Auction Agent to solicit
                        competitive bids from the Lenders at a margin over LIBOR or at an absolute rate. Each Lender will bid at its own discretion for amounts up to the total amount of commitments and the Borrower will be under no obligation to accept any of the bids. Any Money Market advance made by a Lender shall be deemed usage of the facility for the purpose of utilization fees and availability.
                        However, each Lender's advance shall not reduce such Lender's obligation to lend its pro rata share of the remaining undrawn commitment.

                        Bid Selection Mechanism: The Borrower will determine the aggregate amount of bids, if any, it will accept. Bids will be accepted in order of the lowest to the highest rates ("Bid Rates"). If two or more Lenders bid at the same Bid Rate and the amount of such bids accepted is less than the aggregate amount of such bids, then the amount to be borrowed at such Bid Rate will be allocated among such Lenders in proportion to the amount for which each Lender bid at such Bid Rate. If the bids are either unacceptably high to the Borrower or are insufficient in amount, the Borrower may cancel the auction.

Pricing: Pricing on the commitments and loans will vary according to the Pricing Level commensurate with credit quality as per the attached Pricing Grid.

Facility Fee:           A per annum fee calculated on a 360 days basis payable
                        on each Lender's commitment irrespective of usage, quarterly in arrears and on termination of the facility.
                        See attached Pricing Grid.

Reference Lenders:      CS and two Lenders representative of the lender group.

Interest Payments:      At the end of each applicable Interest Period or
                        quarterly; if earlier.

Interest Periods:       Syndicated Borrowings:
                        Base Rate - 30 days.
                        LIBOR Loans - 1, 2, 3, or 6 months.
                        CD Loans - 30, 60, 90, or 180 days.

                        Non-Syndicated Borrowings:
                        Money Market LIBOR Loans - minimum 1 month.
                        Money Market Absolute Rate Loans - minimum 7 days. Swing Line Loans - 1 day.

Drawdowns:              Minimum amounts of $25 million with additional increment
                        of $1 million for Syndicated Borrowings. Minimum amounts of $10 million for Non-Syndicated Borrowings. Drawndowns are at the Borrower's option with same day notice for Swing Line Loans, one business day's notice for Base
                        Rate Loans, one business day's notice for Money Market
                        Absolute Rate and CD Loans, three business days' notice for LIBOR Loans, and four business days' notice for Money Market LIBOR Loans.

Prepayments:                       Base Rate Loans may be prepaid at any time
                                   on one business day's notice. LIBOR and CD loans may be prepaid subject to the payment of funding losses. Money Market Loans may not be prepaid before the end of an Interest
                                   Period.

Representations and
Warranties:                        To include:

                                   1.  Corporate existence
                                   2. Corporate and governmental authorization; no contravention; binding effect
                                   3.  Financial information
                                   4.  No material adverse change
                                   5.  Title to Properties; Possession under
                                       leases
                                   6.  Restricted Subsidiaries
                                   7.  Environmental matters
                                   8.  Compliance with ERISA
                                   9.  No material litigation
                                   10. Existence, incorporation, etc. of
                                       subsidiaries
                                   11. Not an Investment Company
                                   12. Federal Reserve Regulations
                                   13. Full disclosure
                                   14. Any additional representations and
                                       warranties appropriate in light of the
                                       acquisition of Sunshine and reasonable in the context of a public tender offer.
                                   15. Use if Proceeds
                                   16. Tax returns
                                   17. Material Misstatements
                                   18. Support Agreements

Conditions to Borrowing:           To include:
                                   1.  Absence of default
                                   2.  Accuracy of representations and
                                       warranties
                                   3.  Negotiation and execution of satisfactory
                                       closing documentation.
                                   4.  Appropriate conditions relating to the
                                       acquisition of Sunshine and reasonable in the context of a public tender offer, including, without limitation, fulfillment of conditions to acceptance of tendered shares.

Covenants:                         To include, subject to modification (i) to
                                   the extent appropriate in light of the
                                   acquisition of Sunshine and (ii) to comply with margin regulations:
                                   1.  Limitation on Liens
                                   2.  Maintenance of property; insurance
                                       coverage.
                                   3.  Restricted Subsidiaries
                                   4.  Consolidations; mergers and sales of
                                       assets
                                   5.  Use of proceeds

                                6. Consolidated Net Tangible Assets/Senior Funded Indebtedness consistent with the Acquiror's existing indenture.

Events of Default:              To include:
                                1.      Failure to pay any principal under the
                                        Credit Agreement within one day of when
                                        due or interest or fees within five
                                        business days of when due.
                                2.      Failure to meet covenants (with 20 days'
                                        grace, where appropriate).
                                3.      Representations or warranties false in
                                        any materially adverse respect when
                                        made.
                                4.      Cross default to Material Debt (defined
                                        as $50,000,000) of the Borrower and its
                                        Subsidiaries (other than Debt of
                                        Sunshine and its Subsidiaries, not to
                                        exceed an aggregate principal amount to
                                        be agreed, which becomes due and payable as a result of, and is paid within a period to be agreed after, the acquisition of Sunshine) which is triggered by an event which permits or, with the giving of notice or lapse of time (or both), would permit the holder to accelerate its debt or terminate its commitment.
                                5.      Change of ownership or control of
                                        Funding.
                                6.      Bankruptcy and insolvency defaults with
                                        respect to the Borrower and Material
                                        Subsidiaries (defined as subsidiaries
                                        having assets greater than
                                        $150,000,000).
                                7.      Other defaults including ERISA and
                                        judgment default.

Increased Costs/Change of
Circumstances:                  The credit agreement will contain customary
                                provisions protecting the Lenders in the event of unavailability of funding, illegality, increased costs and funding losses and new capital adequacy requirements.

Indemnification:                The Borrower will indemnify the Lenders against
                                all losses, liabilities, claims, damages, or expenses in connection with proceedings relating to the Credit Agreement and the Borrower's use of loan proceeds, including but not limited to reasonable attorneys' fees and settlement costs
                                (except such as result from the indemnitee's gross negligence or willful midconduct).

Transfers and Participations:   Lenders will have the right to transfer or sell
                                participations in their loans or commitments with the transferability of voting rights limits to change in principal, rate, fees and term.
                                Assignments, in minimum of $10,000,000 (or all of a Lender's loans and commitments ) will be allowed with the consent of the Borrower, not unreasonably withheld, and notification to the Administrative Agent. Assignments to affiliates or to Lenders do not require prior consent of the Borrower.

Expenses:               Borrower will pay all reasonable legal and other out-of-
                        pocket expenses of the Administrative and Auction Agent
                        (the "Agent") related to this transaction and any subsequent amendments or waivers, including the reasonable fees and expenses of Simpson Thacher &
                        Bartlett, special counsel to the Agent.

Governing Law:          State of New York.

             SUMMARY OF TERMS AND CONDITIONS FOR PROJECT SUNSHINE

Borrower:                       Prior to the Merger, the Company, Acquisition
                                Co. and/or Funding. After the Merger, Acquiror,
                                Funding and Sunshine, jointly and severally.

Guarantor:                      All borrowings of Funding, Acquisition Co.
                                and/or Sunshine will be guaranteed by Acquiror on terms consistent with Acquiror's and Funding's existing bank credit facility.

Amount:                         $1,500,000,000

Purpose: Borrowings by Acquiror will be used to provide funds for the Transaction and the balance for general corporate purposes. Borrowings by Funding will be lent to Acquiror or invested in certain permitted investments on terms consistent with Acquiror's and Funding's existing bank credit facility.

Arranger, Administrative
and Auction Agent:              Credit Suisse ("CS")

CS's Initial Commitment:        $1,250,000,000

Lenders:                        Syndicate of lenders acceptable to the Borrower.

Facility Description:           A revolving credit facility with a final
                                maturity of five years from the Closing Date.

Borrowing Options:              LIBOR, CD, Base Rate, and Money Market.

                                Base Rate means the higher of the Agent's publicity announced reference rate or the federal funds rate + 0.50% per annum.

Money Market Option
Description:                    The Borrower may request the Auction Agent to
                                solicit competitive bids from the Lenders at a margin over LIBOR or at an absolute rate. Each
                                Lender will bid at its own discretion for amounts up to the total amount of commitments and the Borrower will be under no obligation to accept any of the bids. Any Money Market advance made by a Lender shall be deemed usage of the facility for the purpose of utilization fees and availability. However, each Lender's advance shall not reduce such Lender's obligation to lend its pro rata share of the remaining undrawn commitment.

                                Bid Selection Mechanism: The Borrower will determine the aggregate amount of bids, if any, it will accept. Bids will be accepted in order of the lowest to highest rates ("Bid Rates"). If two or more Lenders bid at the same Bid Rate and the amount of such bids accepted is less than the aggregate amount of such bids, then the amount to be borrowed at such Bid Rate will be allocated among such Lenders in proportion to the amount for which each Lender bid at such Bid Rate. If the bids are either unacceptably high to the Borrower or are insufficient in amount, the Borrower may cancel the auction.

Pricing: Pricing on the commitments and loans will vary according to the Pricing Level commensurate with credit quality as per the attached Pricing Grid.

Facility Fee:           A per annum fee calculated on a 360 days basis payable
                        on each Lender's commitment irrespective of usage, quarterly in arrears and on termination of the facility.
                        See attached Pricing Grid.


Reference Lenders:      CS and two Lenders representative of the lender group.

Interest Payments:      At the end of each applicable Interest Period or
                        quarterly, if earlier.


Interest Periods:       Syndicated Borrowing:
                        Base Rate - 30 days.
                        LIBOR Loans - 1, 2, 3 or 6 months.
                        CD Loans - 30, 60, 90 or 180 days.

                        Non-Syndicated Borrowings:
                        Money Market LIBOR Loans - minimum 1 month.
                        Money Market Absolute Rate Loans - minimum 7 days.

Drawdowns:              Minimum amounts of $25 million with additional increment
                        of $1 million for Syndicated Borrowings. Minimum amounts of $10 million for Non-Syndicated Borrowings. Drawdowns are at the Borrower's option with one business day's notice for Base Rate Loans, one business day's notice for Money Market Absolute Rate and CD Loans, three business days' notice for LIBOR Loans, and four business days' notice for Money Market LIBOR Loans.

Prepayments:            Base Rate Loans may be prepaid at any time on one
                        business day's notice. LIBOR and CD loans may be prepaid subject tot he payment of funding losses. Money Market
                        Loans may not be prepaid before the end of an Interest
                        Period.

Representations and
Warranties:             To include:

                        1.  Corporate existence
                        2. Corporate and governmental authorization; no contravention; binding effect
                        3.  Financial information
                        4.  No material adverse change
                        5.  Title to Properties; Possession under leases
                        6.  Restricted Subsidiaries
                        7.  Environmental matters
                        8.  Compliance with ERISA

                                                                               3
                                  9.  No material litigation
                                  10. Existence, incorporation, etc. of
                                      subsidiaries.
                                  11. Not an Investment Company
                                  12. Federal Reserve Regulations
                                  13. Full disclosure
                                  14. Any additional representations and
                                      warranties appropriate in light of the
                                      acquisition of Sunshine and reasonable in the context of a public tender offer.
                                  15. Use of Proceeds
                                  16. Tax Returns
                                  17. Material Misstatements
                                  18. Support Agreements

Conditions to Borrowing:          To include:

                                  1.  Absence of default
                                  2.  Accuracy of representations and warranties
                                  3. Negotiation and execution of satisfactory closing documentation
                                  4.  Appropriate conditions relating to the
                                      acquisition of Sunshine and reasonable in the context of a public tender offer, including, without limitation, fulfillment of conditions to acceptance of tendered shares.

Covenants:                        To include, subject to modification (i) to the
                                  extent appropriate in light of the acquisition of Sunshine and (ii) to comply with margin regulations:

                                  1.  Limitation on Liens
                                  2.  Maintenance of property, insurance
                                      coverage
                                  3.  Restricted Subsidiaries
                                  4.  Consolidations; mergers and sale of
                                      assets.
                                  5.  Use of proceeds
                                  6.  Consolidated Net Tangible Assets/Senior
                                      Funded Indebtedness consistent with the
                                      Acquiror's existing indenture.

Events of Default:                To include:

                                  1.  Failure to pay any principal under the
                                      Credit Agreement within one day of when
                                      due or interest or fees within five
                                      business days of when due.
                                  2. Failure to meet covenants (with 20 days' grace, where appropriate).
                                  3.  Representations or warranties false in any
                                      materially adverse respect when made.
                                  4.  Cross default to Material Debt (defined as
                                      $50,000,000) of the Borrower and its
                                      Subsidiaries (other than Debt of Sunshine and its Subsidiaries, not to exceed an aggregate principal amount to be agreed, which becomes due and payable as a result of, and is paid within a period to be agreed after, the acquisition of Sunshine) which is triggered by an event which permits or, with the giving of notice or


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                                                                               4

                                       lapse of time (or both), would permit
                                       the holder to accelerate its debt or
                                       terminate its commitment.
                                   5.  Change of ownership or control of
                                       Funding.
                                   6.  Bankruptcy and insolvency defaults with
                                       respect to the Borrower and Material
                                       Subsidiaries (defined as subsidiaries
                                       having assets greater than $150,000,000).
                                   7.  Other defaults including ERISA and
                                       judgment default.

Increased Costs/Change of
Circumstances:                     The credit agreement will contain customary
                                   provisions protecting the Lenders in the event of unavailability of funding, illegality, increased costs and funding losses and new capital adequacy requirements.

Indemnification:                   The Borrower will indemnify the Lenders
                                   against all losses, liabilities, claims, damages, or expenses in connection with proceedings relating to the Credit Agreement and the Borrower's use of loan proceeds, including but not limited to reasonable attorneys' fees and settlement costs (except such as result from the indemnitee's gross negligence or willful misconduct).

Transfers and
Participations:                    Lenders will have the right to transfer or
                                   sell participations in their loans or
                                   commitments with the transferability of
                                   voting rights limited to changes in
                                   principal, rate, fees and term. Assignments, in minimum of $10,000,000 (or all of a Lender's loans and commitments) will be allowed with the consent of the Borrower, not unreasonably withheld, and notification to the Administrative Agent. Assignments to affiliates or to Lenders do not require prior consent of the Borrower.

Expenses:                          Borrower will pay all reasonable legal and
                                   other out-of-pocket expenses of the
                                   Administrative and Auction Agent (the
                                   "Agent") related to this transaction and any subsequent amendments or waivers, including the reasonable fees and expenses of Simpson
                                   Thacher & Bartlett, special counsel to the Agent.

Governing Law:                     State of New York.